Filed pursuant to Rule 433

Registration Statement No.: 333-167832

May 10, 2012

The Bank of New York Mellon Corporation

$500,100,000 Senior Notes due 2017

Issuer:	The Bank of New York Mellon Corporation

Title of Securities:	Senior Notes due 2017 (the “Notes”)

Note Type:	Senior unsecured

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Form of Note:	SEC Registered

Trade Date:	May 10, 2012

Settlement Date (T+7):	May 21, 2012

Maturity Date:	June 20, 2017

Aggregate Principal Amount Offered:	$500,100,000

Price to Public:	100.4624% of the principal amount of the Notes, plus accrued interest from and including December 20, 2011, which equates to an offering price, inclusive of accrued interest and assuming delivery of and payment for the Notes on May 21, 2012, of $1,029.975 per $1,000 principal amount of Notes and $515,090,497.50 in the aggregate.

Interest Rate:	6.044% per annum from and including December 20, 2011, to but excluding May 21, 2012; thereafter 1.969% per annum

Amount of First Interest Payment:	$26.937 for each $1,000 principal amount of Notes, payable on June 20, 2012

Interest Payment Dates:	Semi-annually on each June 20 and December 20, commencing on June 20, 2012, and ending on the maturity date

Data Applicable to 1.969% Coupon:

Benchmark:	UST 0.875% due 4/30/2017

Benchmark Yield:	0.772%

Spread to Benchmark:	+110 basis points

Re-Offer Yield:	1.872%

Listing:	None

CUSIP / ISIN:	064058AA8 / US064058AA88

Selling Securityholders:	Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

The Notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any selling securityholder or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037 (Credit Suisse Securities (USA) LLC), 1-800-503-4611 (Deutsche Bank Securities Inc.) or collect at 212-834-4533 (J.P. Morgan Securities LLC).